Putnam Diversified Income Trust, March 31, 2012, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  59,105
Class B	   2,063
Class C   19,421

72DD2 (000s omitted)

Class M	   8,724
Class R	     130
Class Y	  21,687

73A1

Class A	0.222
Class B	0.195
Class C	0.195

73A2

Class M 0.214
Class R	0.213
Class Y	0.233


74U1	(000s omitted)

Class A	248,248
Class B	 10,317
Class C	 94,182

74U2	(000s omitted)

Class M	 38,384
Class R	    615
Class Y	 88,069

74V1

Class A	7.63
Class B	7.56
Class C	7.52

74V2

Class M	7.52
Class R	7.55
Class Y	7.58

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.